EXHIBIT 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Loop Industries, Inc. (“Company”) has determined that the information (i) it is both not material and (ii) is the type that the Company treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [*].

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of December 23, 2024 (the “Effective Date”), between (1) Loop Industries, Inc., a Nevada corporation with a principal place of business at 480 Fernand-Poitras, Terrebonne, Québec, Canada J6Y 1Y4 (“Loop”), (2) Reed Circular Economy a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France having its registered office at 15 rue Soufflot 75005 Paris, France, with a share capital of 3,500 euros, registered with the Registre du commerce et des sociétés of Paris under number 938 289 048 RCS Paris (“Reed”), acting exclusively in the name and on behalf of Infinite Loop Europe SAS, a simplified joint-stock company (société par actions simplifiée) in the course of being incorporated under the laws of France (the “JV Company”), and (3) Reed, acting in its name and on its behalf solely with respect to Section 2.3, Article 5, Section 7.3, Section 8.1 and Article 9 (each of Loop, Reed, and the JV Company is a “Party”; together they are the “Parties”).

BACKGROUND

A.

The Loop Parties (as defined below) have developed a proprietary depolymerization process, producing dimethyl terepthalate (“rDMT”) and/or mono ethylene glycol (“rMEG”) from waste polyethylene terephthalate (“PET”) and/or polyester, that can be used for the production of PET plastic.

B.

Loop and Reed Management SAS have entered into a share purchase agreement dated May 30, 2024, (the “Share Purchase Agreement”) and have agreed to the forms of various ancillary agreements, including a securityholders agreement (the “Securityholders Agreement”) to be entered into as of the date hereof (as amended, supplemented, or otherwise modified from time to time, collectively with the Share Purchase Agreement the “Joint Venture Agreements”) to form and govern the affairs of the JV Company, and are entering into this Agreement pursuant to the Joint Venture Agreements and concurrently with the formation of the JV Company (collectively the “JV Purpose”).

C.

In connection with the JV Purpose, the JV Company may (i) sublicence the Loop Technology once to a Sublicensee within the Territory for use within a single Licensed Facility; and (ii) own any kind of interest in a single Sublicensee operating the Licensed Facility (as all terms are defined below) within the Territory.

D.

Consequently, the JV Company wishes to receive from the Loop Parties, and the Loop Parties wish to grant to the JV Company, a one-time license to certain Intellectual Property Rights (as defined below) for the purpose of either operating or sublicensing the Loop Technology to a Sublicensee for the purpose of building and operating a single Licensed Facility to manufacture, use, market, and sell Licensed Products (as defined below) under the terms and conditions set forth in this Agreement.

E.

For the avoidance of doubt, the grant of such license shall only be granted once, for a single Licensed Facility. Upon the exercise of the right to avail itself of the use of such license by the JV Company, whether by sublicensing to a Sublicensee or building and operating a Licensed Facility on its own, the JV Company acknowledges that any further licensing of the Loop Technology shall require it to enter into a new license agreement, which may be on distinct terms than the ones set out herein, for any additional Licensed Facility.

Now, therefore, in consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1

“Affiliate” means, with respect to a Party, any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with such Party. For the purpose of this definition, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists; it being clarified that the JV Company will not be considered as an ‘Affiliate’ of either Reed or Loop for the purposes of this Agreement.

1.2	“Agreed Claims” has the meaning given to it in Section 8.10.

1.3	“Agreement” has the meaning given to it in the recitals of this Agreement.

1.4	“Balance of Plant” means any and all machinery, equipment, infrastructures, fixtures or other items installed, assembled or affixed in or to the Licensed Facilities, other than the Loop Technology.

1.5	“Board” means, at any time, the board of directors (conseil d’administration) of the JV Company.

1.6

“Business Day” means a calendar day on which commercial banks are open for business in Paris, France and in Montreal, Canada but excludes (a) a Saturday, Sunday or (b) any other statutory or civic holiday in Paris, France or Montreal, Canada.

1.7	“Calculation Date” has the meaning given to it in Section 2.4(d).

1.8	“Claims” has the meaning given to it in Section 8.6.

1.9	“Confidential Information” has the meaning given to it in Section 6.1.

1.10	“Direct Indemnity Claim” has the meaning given to it in Section 8.7.

1.11	“Effective Date” has the meaning given to it in the preamble of this Agreement.

1.12

“Entity” means any partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capacity), limited liability company, stock company, trust, unincorporated association, joint venture or other entity.

1.13	“First Option” has the meaning given to it in Section 2.4(b).

1.14	“First Royalty Tranche” has the meaning given to it in Section 2.4(a).

1.15

“Improvement” means any incremental improvement, modification, enhancement, or other change to any Intellectual Property Right or Know-How associated therewith the implementation of which cannot be achieved without reproducing any Intellectual Property Right or Know-How or the use of which is legally dependent on an Intellectual Property Right or Know-How.

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1.16	“Indemnitees” has the meaning given to it in Section 10.6.

1.17	“Indemnity Claim Notice” has the meaning given to it in Section 10.7.

1.18	“Indemnity Dispute Notice” has the meaning given to it in Section 10.8.

1.19

 “Intellectual Property Rights” means all intellectual property rights arising in any jurisdiction, including: (a) all Patent Rights; (b) all trade-secret rights and all other rights in or to Know-How; (c) all copyrights, copyright registrations and applications therefor, registered designs and applications therefor, and all other rights corresponding thereto throughout the world; (d) all Trademarks, and any similar, corresponding or equivalent rights to any of the foregoing.

1.20	“IP Violation Notice” has the meaning given to it in Section 7.2(a).

1.21	“Joint Venture Agreements” has the meaning given to it in the recitals of this Agreement.

1.22	“JV Company” has the meaning given to it in the preamble of this Agreement.

1.23	“JV Party” and “JV Parties” means the JV Company and its Subsidiaries.

1.24	“JV Purpose” has the meaning given to it in the recitals of this Agreement.

1.25

“Know-How” means any information, whether proprietary or not and whether patentable or not, which is not in the public domain, including know-how, show-how, ideas, concepts, formulas, methods, processes, techniques, procedures, manufacturing and production methods, designs, compositions, plans, documents, specifications data, inventions, discoveries and protocols.

1.26	“Late Payment” has the meaning given to it in Section 7.2(b).

1.27

“Law” means any law, statute, regulation, decree, ordinance, guidelines, directives, requirement, or other legally binding regulation, any holding, decision or order of a court, or any order of all relevant national, local or administrative authorities having competent jurisdiction.

1.28

“Licensable” means: (i) in reference to a Party and an Intellectual Property Right, that the Intellectual Property Right can be rightfully licensed by the Party under the scope granted to the other Party under this Agreement, and (ii) in reference to a Party and Know-How, that the Know-How is possessed by the Party, can be rightfully disclosed and delivered to the other Party by the Party, and can be rightfully licensed by the Party under the scope granted to the other Party under this Agreement; in either case without violating the terms of any agreement under which the Party as of the Effective Date holds or thereafter first acquires rights in such Intellectual Property Rights or Know-How.

1.29

“Licensed Facility” means, to the extent built or retrofitted for the manufacture of Licensed Products, any one facility using the Loop Technology established by a Sublicensee in accordance with a Sublicense Agreement or by the JV Company under the terms of this Agreement.

1.30	“Licensed Facility Foreground IP” has the meaning given to it in Section 3.2.

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1.31

“Licensed Products” means rDMT, rMEG, and rDMT/rMEG Products that are produced using rDMT and/or rMEG where (a) the DMT and/or MEG is produced through the depolymerization of PET and/or polyester, and (b) such depolymerization is covered by or otherwise involves the use of any of the Licensed Subject Matter.

1.32

“Licensed Subject Matter” means all Intellectual Property Rights in connection with the Loop Technology that are Licensable by a Loop Party and necessary or reasonably required by the JV Company to (a) build or retrofit a Licensed Facility for the purpose of manufacturing Licensed Products, (b) manufacture Licensed Products, and/or (c) sell, distribute and otherwise use Licensed Products. The patents that form part of the License Subject Matter are annexed at Exhibit B.

1.33	“Licensed Subject Matter Improvements” has the meaning given to it in Section 3.2.

1.34	“Loop” has the meaning given to it in the preamble of this Agreement.

1.35	“Loop Marks” means the Loop name and logo (such logo, the “Loop Logo”) specified in Exhibit A.

1.36	“Loop Background Intellectual Property” has the meaning given to it in Section 3.1.

1.37	“Loop Parties” means Loop and its Subsidiaries, excluding the JV Company.

1.38

“Loop Technology” means proprietary Technology owned or controlled by Loop and/or its Affiliates with respect to PET and other polyester depolymerization technology by methanolysis that produces rDMT and/or rMEG and all Intellectual Property Rights related thereto.

1.39	“Losses” has the meaning given to it in Section 8.6.

1.40	“Options” has the meaning given to it in Section 2.4(c).

1.41	“Party” and “Parties” have the meanings given to them in the preamble of this Agreement.

1.42

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country, jurisdiction or region (including inventor’s certificates and utility models), including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.43	“Payment Date” has the meaning given to it in Section 2.4(f).

1.44	“Person” means a natural person or an Entity.

1.45	“PET” has the meaning given to it in the recitals of this Agreement.

1.46	“rDMT/rMEG Product” means any product that is formed or derived from rDMT and/or rMEG.

1.47	“Reed” has the meaning given to it in the preamble of this Agreement.

1.48	“Restricted Person” has the meaning set forth in Exhibit E.

1.49	“Royalty Records” has the meaning given to it in Section 2.4(g).

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1.50

“Sale” means any sale of a Licensed Product to any customers by the JV Company or the applicable Sublicensee, as the case may be, excluding, for the avoidance of doubt, any sale or other disposal of a Licensed Product for test marketing, sampling and promotional uses, development, charitable purposes, or similar use.

1.51	“Second Option” has the meaning given to it in Section 2.4(c).

1.52	“Second Royalty Tranche” has the meaning given to it in Section 2.4(b)(ii).

1.53	“Securityholders Agreement” has the meaning given to it in the recitals of this Agreement.

1.54	“Services” has the meaning given to it in Section 5.1.

1.55	“Share Purchase Agreement” has the meaning given to it in the recitals of this Agreement.

1.56	“Sublicense Agreement” has the meaning given to it in Section 2.3.

1.57	“Sublicensee” has the meaning given to it in Section 2.3.

1.58	“Subsidiary” means, with respect to a Party, any Affiliate of the Party that is majority-owned by the Party.

1.59

“Technology” means ideas, concepts, discoveries, inventions, developments, processes, systems, devices, apparatuses, compositions, computer software, methods, procedures, techniques, designs, specifications, plans, documents, schematics, formulae, trade secrets, know-how, algorithms, drawings, diagrams, photos, pictures, prints, models, prototypes, patterns, analysis, evaluations, research, works, physical embodiments, computer files, data, technical information, materials and similar expressions, and all Intellectual Property Rights arising in any and all of the foregoing.

1.60

“Territory” shall mean the countries within the European Economic Area (“EEA”), United Kingdom, Switzerland, and Turkey, including for the avoidance of doubt any overseas territories of such countries outside continental Europe and such other territories as may be mutually agreed in writing by the Parties, but in any event excluding Liechtenstein. Countries leaving the EEA will remain part of the Territory. Countries joining the EEA will automatically become part of the Territory.

1.61	“Third Party Claim” has the meaning given to it in Section 8.12.

1.62	“Third Royalty Tranche” has the meaning given to it in Section 2.4(c)(ii).

1.63	“Trademarks” means trademarks, service marks, trade dress rights and similar designation of origin and rights therein.

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ARTICLE 2

LICENSES

2.1

Grant. Subject to the terms and conditions of this Agreement, Loop, on behalf of itself and the Loop Parties, hereby grants to the JV Company a non-transferable (except as provided in Section 9.8), sub-licensable, for the duration of legal protection of the licensed Intellectual Property Rights (and for those with an indefinite period protection, for a period of thirty (30) years automatically renewable for periods of the same duration) (subject to termination as provided in Article 7 of this Agreement), royalty-bearing (as set forth in Section 2.4) license under the Licensed Subject Matter, which may only be exercised once and for one Licensed Facility with the right to grant one sublicense for such one and only Licensed Facility (as set forth in Section 2.3), to (a) build or retrofit one Licensed Facility in the Territory for the purpose of manufacturing Licensed Products, (b) manufacture Licensed Products at such Licensed Facility, (c) sell and distribute the Licensed Products manufactured under subsection 2.1(b) above; and/or (d) otherwise use Licensed Products solely to the extent authorized by this Agreement in connection with the foregoing. Loop shall exercise commercially reasonable efforts to ensure that all Intellectual Property Rights comprised in the Licensed Subject Matter shall continue to remain Licensable to the JV Company at all times in accordance with this Agreement and shall continue to procure all third-party consents in this regard from time to time, if any. In case any such Intellectual Property Rights cease to be Licensable, Loop shall communicate to the JV Company and Reed forthwith of the occurrence of such an event and shall take commercially reasonable efforts to ensure that the JV Company or the applicable Sublicensee, as the case may be, may continue to operate the Licensed Facility and sell the Licensed Products under the same conditions as before such event.

2.2

Sublicensing. Subject to the provisions of Section 2.3, the JV Company, in its sole discretion, may enter into one separate sub-licensing agreement within the Territory with a third-party operator of the Licensed Facility for its access and use of the Loop Technology pursuant to the terms of this Agreement (a “Sublicense Agreement”), in all cases, solely with a third party dealing at arm’s length with the Parties and involved in the development, design, financing, construction, ownership and/or operation of a Licensed Facility, and/or marketing or distribution of the Licensed Products (a “Sublicensee”), in accordance with the main general terms set out in Exhibit C, subject to additional customary restrictions, rights and obligations to be negotiated in good faith on a case-by-case basis between the relevant parties and in all cases, pursuant to the following conditions:

	(a)	the Sublicense Agreement shall contain terms and conditions consistent with the provisions of this Agreement;

(b)

for such Sublicense Agreement, JV Company shall take all actions that are reasonably necessary to enforce the terms of such Sublicense Agreement including, at the written request of Loop, commencing legal action against the Sublicensee and joining Loop as a party to any such legal action if necessary, and each Party shall bear its own costs in connection with such actions; and

(c)

in the event that JV Company does not, within thirty (30) days of Loop’s written request to JV Company, commence a legal action to enforce the terms of a Sublicense Agreement against a Sublicensee that is not performing or observing its obligations pursuant to the terms of the Sublicense Agreement then, without limiting Loop’s remedies otherwise available under this Agreement or at law, (A) Loop may commence a legal action against such Sublicensee and JV Company will cooperate with Loop in such legal action (including without limitation, permitting itself to be named as a party to the action (if necessary), providing relevant documents, witnesses, testimony, etc.); and (B) JV Company shall indemnify and hold harmless Loop from and against all out-of-pocket costs and expenses (including the legal and other professional fees and disbursements incurred by Loop) related to any failures of the Sublicensee to perform or observe its obligations pursuant to the terms of the Sublicense Agreement.

2.3

Termination of the Securityholders Agreement. If either or both of the Securityholders Agreement or the Priority Rights Protocol contained thereto are terminated for any reason whatsoever, then the sublicensing rights granted to the JV Company in accordance with Section 2.2 above shall as of such termination be subject to Loop’s prior written consent, not to be unreasonably withheld. Any Sublicense Agreement entered into in contradiction with the provisions of this Section 2.3 shall be null and void. For the avoidance of doubt, the Parties agree that Loop may reasonably withhold its consent if the contemplated Sublicensee, or any Affiliate thereof, is (i) a Restricted Person; or (ii) a Person who conducts business in jurisdictions where Loop’s Intellectual Property Rights may be at risk or difficult to enforce.

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2.4	Royalties. In consideration for the licensed rights herein, the fees payable by the JV Company under this Agreement (the “License Fees”) are calculated as follows.

	(a)	First Royalty Tranche. Ten million euros (€10,000,000) paid upon execution of this Agreement (the “First Royalty Tranche”); plus

	(b)	First Option. On the Calculation Date, at the option of the JV Company (the “First Option”), either:

		(i)	[*]; or

		(ii)	[*]; plus

	(c)	Second Option. On the Calculation Date, at the option of the JV Company (the “Second Option” and collectively with the First Option, the “Options”), either:

		(i)	The License Fee payable by the JV Company to Loop pursuant to this Section 2.4(c)(i) shall be equal to [*]:

		(ii)	[*]

(iii)

In the event that, at the Calculation Date, the JV Company did not enter into any contracts relating to Sales, or the [*] as of the Calculation Date is lower than [*], the Parties hereby agree that at each anniversary of the Calculation Date, until and including the fifth (5th) anniversary of the Calculation Date, the [*] shall be reviewed as follows. If the [*] for any given year is equal to or greater than [*], then the JV Company shall promptly pay to Loop the Third Royalty Tranche and this review mechanism shall cease. For the avoidance of doubt, the [*] shall be calculated [*].

(d)

Calculation Date. It is clarified that the Options must be exercised at the final investment decision date, which shall be the date of the formal approval from the JV Company to proceed with the applicable opportunity, marking the commitment to allocate capital resources and move from the project planning stages to execution of the Sublicense Agreement (the “Calculation Date”).

(e)

Sales Taxes and Statutory Deductions. For the avoidance of doubt, the JV Company shall be responsible to pay any sales taxes, statutory deductions, withholding fees, or other fees that may be levied by applicable governmental authorities in addition to the License Fees payable by the JV Company in accordance with the provisions of this Section 2.4, such that Loop shall always receive the full amount of License Fees.

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	(f)	Payment of Royalties.

(i)

The JV Company shall make any payments of License Fees owing under Section 2.4(b)(i) and/or Section 2.4(c)(i), as applicable, no later than the earlier of (i) with respect to the first, second, and third fiscal quarters of the JV Company’s fiscal year, thirty (30) Business Days following the end of the applicable fiscal quarter; and (ii) with respect to the fourth fiscal quarter of the JV Company’s fiscal year, promptly following the delivery by the JV Company’s auditor of the audited annual financial statements of the JV Company but no later than sixty (60) Business Days following the end of such fourth fiscal quarter (the “Payment Date”). It being understood that if no payments were made by the applicable Sublicensee in a given quarter, no amount pursuant to 2.4(c)(i) shall be due on the applicable Payment Date.

(ii)

The Payment Date for the First Royalty Tranche shall be the date hereof and, if the JV Company elects the choices set forth in Section 2.4(b)(ii) for the Second Royalty Tranche and 2.4(c)(ii), for the Third Royalty Tranche the Payment Date shall be thirty (30) Business Days following the Calculation Date or the applicable anniversary of the Calculation Date, as the case may be.

(g)

Royalty Records and Audits. The JV Company shall, and, if applicable, shall cause the Sublicensee to, maintain during the term of this Agreement and for seven (7) years thereafter all documents, books, and records that are necessary for or otherwise relate to the calculation of License Fees hereunder (“Royalty Records”) and shall make, and shall cause the applicable Sublicensee to make, such Royalty Records available for examination by Loop during normal business hours. Loop shall have the option to engage, at its own expense, an independent certified public accountant (from one of the “Big Four” accounting firms provided that such Big Four is not the auditor of any of the Loop Parties) to examine, in consultation with the JV Company and its auditor, the Royalty Records to determine the correctness of any payment of royalties hereunder made by the JV Company. If any audit performed under this Section indicates that any payment due hereunder was underpaid, the JV Company shall pay the amount of any underpayment. If any audit performed under this Section indicates that any payment hereunder was in error to Loop’s detriment by more than 5% for any fiscal year of the JV Company, the JV Company shall pay the cost of the audit. If any audit performed under this Section indicates that any payment hereunder was overpaid to Loop, Loop shall reimburse the amount of any such overpayment to the JV Company within thirty (30) Business Days following the conclusion of the audit.

2.5

Delivery. As soon as practicable after the Effective Date, and in any event within sixty (60) Business Days after the Effective Date, Loop shall deliver to the JV Company copies of material documentation that exists as of the Effective Date and is required by the JV Company to exercise the rights granted with respect to the Licensed Subject Matter, including the JV Company’s use thereof as contemplated by this Agreement, (other than any Licensed Subject Matter Improvements) that is Licensable by the Loop Parties as of the Effective Date. In addition, during the term of this Agreement, Loop will promptly provide the JV Company with details, in writing, of any material Loop Licensed Subject Matter Improvements. The JV Company will use commercially reasonable efforts to promptly provide Loop with details, in writing, and documentation of any Licensed Subject Matter Improvements. To the extent Loop or the JV Company identifies material documentation or other information required to be provided to the JV Company pursuant to this Section 2.5, but that was not provided to the JV Company, Loop agrees to promptly provide such materials or information to the JV Company. If the JV Company reasonably believes that it requires additional materials or information to exercise the rights granted with respect to the Licensed Subject Matter, including the Loop Licensed Subject Matter Improvements, Loop agrees to discuss in good faith with the JV Company promptly providing such information to the JV Company to the extent in the possession or control of Loop.

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2.6

Ownership. Except as provided in this Article 2 and in Article 3 and Article 4, no Party grants to the other any rights or licenses under its Intellectual Property Rights. At all times each Party retains ownership of its Intellectual Property Rights and Trademarks and, subject to Section 2.2, Loop Parties may use, commercialize and otherwise exploit the Licensed Subject Matter themselves or with third parties. For the avoidance of doubt, in the event of any sale, assignment or transfer of ownership of any Licensed Subject Matter owned by any of the Loop Parties to another Person, the Licensed Subject Matter shall remain subject to the licenses and rights granted to the JV Company in and to such Licensed Subject Matter on the same terms and conditions as set out in this Agreement. Moreover, it is clarified that in the event of any such sale, assignment or transfer Loop and Loop Parties shall: (i) intimate the JV Company and Reed of such sale, assignment or transfer prior to its consummation; and (ii) ensure that such Person adheres to the terms and conditions set forth hereunder this Agreement and may to this end provide for a deed of adherence or similar document to the JV Company. Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing of any known or suspected infringement of the Licensed Subject Matter. Neither Party shall be responsible to the other Party for any costs and expenses related to the preparation, filing, prosecution or maintenance of any applications, registrations or issuances, including all renewals and extensions, of any Intellectual Property Rights owned by the other Party. For the avoidance of doubt, the JV Company will not be responsible for any such costs and expenses related to the Licensed Subject Matter, including with respect to any patents and patent applications contained therein.

2.7

Registration of License. Any party receiving a license under this Agreement shall have the right to register or record the existence of such license with any applicable governmental authority, including any applicable patent office, as reasonably necessary to perfect or secure such party’s rights in and to such license, in each case, at its own cost and expense, provided that such registration or recordation does not require disclosure of this Agreement or its terms other than the existence of the relevant license. The applicable licensor party agrees to reasonably cooperate with such licensee party as reasonably necessary for the registration or recordation of the existence of such license.

2.8

Option for Fee-Based Additional Licensed Subject Matter. In the event a Loop Party owns, licenses, develops or otherwise acquires or obtains any rights to Intellectual Property Rights after the Effective Date that would qualify as Licensed Subject Matter under this Agreement but whose license to the JV Company or use by the JV Company would require a payment by a Loop Party to a third party , then Loop shall give the JV Company prompt written notice of such Intellectual Property Rights and the financial terms by which the JV Company may obtain a license to such Intellectual Property Rights on a pass-through basis (with no additional fee to be charged by any Loop Party other than the additional fees that it will incur based on the license being granted to the JV Company under this Agreement). The JV Company shall have the option to include such additional Intellectual Property Rights within the scope of this Agreement upon written notice to Loop, in which case such Intellectual Property Rights shall thereafter be considered Licensed Subject Matter, and the JV Company will be responsible for paying Loop the corresponding payment obligation thereafter.

2.9

Licensed Subject Matter Defense. The JV Company will use commercially reasonable efforts to identify potential material infringement or misappropriation of the Licensed Subject Matter and will notify Loop Parties promptly about any indication of such material infringement or misappropriation that is discovered.

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ARTICLE 3

INTELLECTUAL PROPERTY

3.1

Loop Background Intellectual Property Rights. The JV Company agrees that unless expressly provided otherwise, all Intellectual Property Rights conceived, developed or reduced to practice prior to the Effective Date of this Agreement (including, but not limited to Know-How, specifications, database and other information and documents) and to which Loop, in whole or in part, possesses rights as owner, licensee or otherwise and all rights, titles, interests and improvements thereto conceived, developed or reduced to practice by the Loop Parties outside of the scope of this Agreement (“Loop Background Intellectual Property”) shall remain the sole property of Loop. The JV Company shall not be granted any rights, titles or interests whatsoever with respect to such Loop Background Intellectual Property except as set forth in this Agreement. Despite the foregoing, should the Loop Background Intellectual Property be included in or required to use the Licensed Subject Matter created under this Agreement, then Loop agrees to grant to the JV Company a non-transferable (except as provided in Section 9.8), for the duration of legal protection of the licensed Intellectual Property Rights (and for those with an indefinite period protection, for a period of thirty (30) years automatically renewable for periods of the same duration) (subject to termination as provided in Article 7 of this Agreement), non-exclusive, royalty-free license under the Licensed Subject Matter, with the right to grant sublicenses (as provided in Section 2.3) to in such Loop Background Intellectual Property only to the extent necessary for the necessary JV Company to avail itself of its rights and perform its obligations under this Agreement.

3.2

Ownership During the Term. Loop shall own all right, title, and interest (including Intellectual Property Rights) in, to, and under any Improvements to the Licensed Subject Matter that are produced, developed, created, authored or reduced to practice in the Licensed Facilities (“Licensed Subject Matter Improvements”) that are made by or on behalf of Loop, the JV Company, or any Sublicensee (irrespective of the scope of contribution or inventorship). Without limiting the generality of the foregoing, Loop shall own any other Intellectual Property Rights that are produced, developed, created, authored or reduced to practice in the Licensed Facilities that does not constitute Licensed Subject Matter Improvements, irrespective of inventorship, authorship or reduction to practice (“Licensed Facility Foreground IP”).

3.3

Further Assurances. Loop and the JV Company shall promptly take such steps and actions, including the execution of any documents, files, registrations or other similar items, to ensure that all right, title and interest in the Licensed Subject Matter Improvements and any associated Intellectual Property Rights are properly assigned to or recorded in the name of Loop, provided that such Licensed Subject Matter Improvements and any associated Intellectual Property Rights are licensed to the JV Company in accordance with this Agreement. The JV Company shall also provide reasonable cooperation to Loop, and secure the cooperation of its personnel, as may be reasonably necessary to file, register, or otherwise obtain any Intellectual Property Rights associated with Licensee Improvements.

3.4

No Transfer. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, any licenses granted pursuant to of this Agreement, as applicable, shall survive any transfer of ownership of the Licensed Subject Matter Improvements pursuant to this Section 3.4.

3.5

Enforcement. The JV Company shall promptly provide written notice to Loop reasonably detailing any known or alleged infringement or misappropriation of any of the Licensed Subject Matter by any third party. Loop shall have the first right but not the obligation to institute and direct legal proceedings against any third party believed to be infringing or misappropriating any Licensed Subject Matter or otherwise take action to abate such activities. The JV Company will cooperate with Loop as may reasonably be requested by Loop, at Loop’s reasonable cost and expense. To the extent permitted by applicable law, the JV Company may join any such proceedings at its own cost and expense.

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ARTICLE 4

TRADEMARK LICENSE

4.1

Grant. Subject to the terms and conditions of this Agreement, Loop hereby grants to the JV Company, at no cost, a revocable, non-exclusive, non-transferable, non-assignable, license, with the right to grant sublicenses, to use the Loop Marks in the Territory, solely in accordance with the Trademark usage guidelines communicated to the JV Company by Loop from time to time and solely in connection with the packaging and sale, in accordance with this Agreement, and the Joint Venture Agreements, of Licensed Products meeting the product quality control standards communicated to the JV Company by Loop from time to time, it being understood that Loop may update the Trademark usage guidelines and product quality control standards on the JV Company from time to time, and the JV Company will be obligated to comply with such updated guidelines and standards provided that (i) such updated guidelines and standards are no more stringent than the guidelines and standards Loop has established for itself or its other licensees of the Loop Marks, (ii) such updated guidelines and standards do not conflict with or modify the terms of this Agreement, nor unreasonably increase the costs for the JV Company to exercise its rights and comply with its obligations under this Agreement, and (iii) the JV Company is given sufficient time to implement said updates.

4.2	Usage Audits and Controls. The JV Company shall comply with the following:

(a)

Acknowledgment and Compliance. The JV Company at all times shall conduct its business and use the Loop Marks in a manner consistent with the guidelines and standards provided for in accordance with Section 4.1.

(b)

Usage Audits and Inspections. The JV Company shall permit, and shall use best efforts to obtain permission for, Loop at all reasonable times to inspect any Licensed Facility to ensure compliance with the guidelines and standards set forth in Section 4.1.

4.3

Ownership. The JV Company acknowledges that as among the Parties, Loop retains ownership of the Loop Marks and the goodwill associated therewith. The JV Company agrees that it will not do anything inconsistent with such ownership and that all use of the Loop Marks by the JV Company will inure to the benefit of and be on behalf of, Loop. The JV Company agrees further, that nothing in this Agreement will be construed as granting to the JV Company any right, title or interest in the Loop Marks, other than the right to use the Loop Marks in accordance with this Agreement. The JV Company, agrees that it will not contest, oppose or challenge Loop’s ownership of and title to the Loop Marks or contest, oppose or challenge the validity of the Loop Marks.

ARTICLE 5

LOOP SERVICES

5.1

Provision of Included Services. For the term of this License Agreement, Loop shall provide, the services listed in Exhibit D (the “Services”), which are provided at no additional cost to the JV Company other than through the payment of the royalties pursuant to Section 2.4 hereof.

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5.2

Additional Services. The Parties agree that any services required by the JV Company which do not form a part of the Services, shall be provided by Loop to the JV Company on such terms as may be agreed amongst the Parties and formalized in a separate dedicated agreement.

5.3	Service Standard. Loop shall:

	(a)	provide or procure the provision of the applicable Services:

		(i)	in compliance with all applicable Laws;

(ii)

to a standard which is (including with respect to the nature, quality and timelines) equivalent to the standard to which equivalent services are provided (or procured) by Loop in the ordinary course of business to its other licensees of the Licensed Subject Matter; and

(b)

without prejudice to the generality of (a), perform or procure the performance of the Services in a professional manner using reasonable skill, care and diligence provided, for greater certainty, that the foregoing shall not require Loop to hire a new employee, contractor or other Person or maintain the employment or contract relationship with an employee, contractor or other Person if such employee’s, contractor’s or other Person’s services within Loop’s organisation would otherwise no longer be required, as long as the Services are performed in accordance with the standard of services contemplated in this Section 5.3.

5.4

Service Correction. Without prejudice to any other provision of this Agreement, in the event that Loop commits a demonstrable error with respect to any Service or otherwise fails to perform any Service in accordance with Section 5.3, at the JV Company’s reasonable written request, Loop shall use commercially reasonable efforts and good faith to correct such error and to re-perform or cause to be re-performed such Service at no additional cost to the JV Parties.

5.5

No Representation. The JV Company acknowledges and agrees that subject to the obligations of Loop contained in this Agreement and in particular subject to Loop’s obligations to meet the standard of service described in Section 5.3, except as may be agreed-upon between Loop and the JV Company for a particular Service, Loop does not make any representations or warranties whatsoever, whether express, implied, statutory or otherwise, regarding the Services.

5.6

Intellectual Property Rights. All rights, titles and interests in the Intellectual Property Rights stemming from or related to the Services rendered by Loop or its Affiliates to the JV Company under this Article 5, or embodied in any deliverables related thereto, shall, at all times, remain the property of Loop. The JV Company shall assign to Loop any and all Intellectual Property Rights as needed to affect the foregoing.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1

Confidential Information. The term “Confidential Information” means any information disclosed by one Party to the other (i) prior to the date of this Agreement but with respect to the subject matter of this Agreement, or (ii) pursuant to this Agreement, in each case which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within twenty (20) Business Days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding the foregoing, it is hereby acknowledged and agreed that all Licensed Subject Matter delivered or disclosed to the JV Company under this Agreement shall be considered Loop’s Confidential Information, whether marked or otherwise designated as such, other than publicly accessible information concerning Loop’s issued patents and published patent applications.

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6.2

Obligation. Each Party shall treat as confidential (as set forth herein) all Confidential Information of the other Parties and shall not use such Confidential Information except as expressly permitted by this Agreement or as otherwise authorized by the disclosing Party in writing. Each Party shall implement reasonable procedures to prohibit the unauthorized disclosure or misuse of the other Parties’ Confidential Information and shall not disclose such Confidential Information to any third party (including any Affiliates) except as may be necessary to exercise the rights and perform the obligations of such Party under this Agreement, and then subject to confidentiality obligations at least as protective of the Confidential Information as those set forth in this Article 6. Furthermore, notwithstanding the foregoing, the JV Company shall not disclose or permit any disclosure of any Licensed Subject Matter to any Reed personnel, except on a confidential basis to Reed personnel who are engaged, subject to and in accordance with the foregoing sentence, in connection with the JV Purpose. Each of the Parties shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Parties under this Agreement, but in no event less than reasonable care.

6.3	Exclusions. Notwithstanding the foregoing, Confidential Information excludes information that:

	(a)	was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiving Party;

	(b)	was known to the receiving Party, without similar confidentiality restriction, at the time of disclosure;

	(c)	was independently developed by the receiving Party without any use of the Confidential Information of the disclosing Party; or

(d)

becomes known to the receiving Party, without similar confidentiality restriction, from a source other than the disclosing Party, without similar confidentiality restriction and without breach of this Agreement by the receiving Party.

6.4

Compelled Disclosure. The receiving Party may disclose the Confidential Information of disclosing Party to the extent compelled to do so by law, a court or other authority; provided that the receiving Party shall give the disclosing Party prompt written notice so that the disclosing Party may take steps to oppose such disclosure.

6.5

Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the others’ Confidential Information and that no public reference to the terms and conditions of this Agreement or to activities pertaining to this Agreement can be made without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement, subject to, when applicable, prior written notice sent to the other Parties the comments of whom shall be, to the extent legally permitted, accommodated: (i) as required by any court or other governmental body; (ii) as otherwise required by Law; (iii) to legal counsel and/or auditors, representatives of the Parties, subject to such them agreeing to be bound to similar confidential restrictions; (iv) in public documents, in connection with the requirements of an initial public offering, secondary offering, or debt offering or any securities filing of the Parties; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

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ARTICLE 7

TERM AND TERMINATION

7.1

Term. This Agreement begins on the Effective Date and shall continue until the first and only Sublicense Agreement entered into by the JV Company expires or is otherwise terminated, unless sooner terminated as provided in this Article 7, provided that with respect to any Intellectual Property Right or Trademark licensed by a Party to the other Party, the licenses granted herein shall terminate with respect to the Intellectual Property Right or Trademark upon the expiration, abandonment or invalidation of the Intellectual Property Right or Trademark. Notwithstanding anything to the contrary, upon the exercise of the licensed rights granted in this Agreement by the JV Company, either (i) directly; or (ii) by sublicence to a Sublicensee, with respect to a Licensed Facility, the JV Company shall have no further rights to use or access the Licensed Subject Matter or the Loop Technology for any additional facility, but the rights of the JV Company or the Sublicensee, as applicable, in the Licensed Subject Matter shall remain in full force in accordance with this Agreement for the applicable Licensed Facility.

7.2	Termination by Loop. Loop shall be entitled to terminate this Agreement only as set forth in Sections 7.2 and 7.4.

(a)

Infringement and Breach of Confidentiality Obligations. If Reed or the JV Company infringes any of Loop’s material Intellectual Property Rights or breaches its obligations under this Agreement to not use or disclose any Confidential Information constituting a material trade secret of Loop, then Reed, or the JV Company, as applicable, shall use its best efforts to cure such infringement or breach within sixty (60) Business Days of written notice by Loop to the JV Company (the “IP Violation Notice”). If Reed, or the JV Company, as applicable, has not cured such infringement or breach, as determined in Loop’s reasonable discretion, within sixty (60) Business Days of the original IP Violation Notice, then Loop shall be entitled to immediately terminate this Agreement by written notice to the JV Company and Reed.

(b)

Breach of Payment Obligations. If Loop does not receive any payment owed under Section 2.4(f) of this Agreement by the applicable Payment Date, then the JV Company shall, within twenty (20) Business Days of written notice by Loop to the JV Company (the “Non-Payment Notice”), pay, or cause to be paid, to Loop (i) such outstanding payment and (ii) interest on such outstanding payment from the applicable Payment Date to the date of actual payment at the rate of [*] (collectively, the “Late Payment”). Further, if Loop does not receive the full amount of the Late Payment within sixty (60) Business Days after the issuance of the Non-Payment Notice due to any willful default of the JV Company, then Loop shall be entitled to immediately terminate this Agreement by written notice to the JV Company.

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(c)

Remedies. For the avoidance of doubt, the termination rights and other remedies set forth in this Section 7.2 shall not be deemed to be Loop’s exclusive remedies, but are be in addition to all other remedies available to Loop under this Agreement, at law, or in equity.

7.3	Termination by the JV Company. Reed and the JV Company shall be entitled to terminate this Agreement only as set forth in Sections 7.3 and7 .4.

(a)

Breach of Loop's contractual obligations. If Loop breaches any of its obligations, representations and warranties under this Agreement (including any obligation towards Reed) and fails to cure such breach within thirty (30) Business Days after having received a written notice from the JV Company, then the JV Company shall be entitled to immediately terminate this Agreement by written notice to the Loop.

(b)

Remedies. For the avoidance of doubt, the termination rights and other remedies set forth in this Section 7.3 shall not be deemed to be Reed's and the JV Company's exclusive remedies, but are be in addition to all other remedies available to Reed and the JV Company under this Agreement, at law, or in equity.

7.4	Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

7.5

Termination in accordance with the provisions of the Securityholders Agreement. This Agreement shall automatically terminate upon compliance with the provisions of Section 4.3(b) of the Priority Rights Protocol set out in Exhibit 13.1(a) of the Securityholders Agreement by the applicable parties thereto.

7.6

Other Rights. Loop acknowledges that, except as expressly provided in this Article 7, the licenses granted under Section 2.1 of this Agreement are irrevocable and may not be canceled or terminated by Loop for any reason. However, should the JV Company or any Sublicensee breach this Agreement, Loop shall have the right to seek (i) an injunction restraining the JV Company from any purported breach of this Agreement, or specific performance requiring the JV Company to comply with this Agreement, to the fullest extent permitted by law or equity, (ii) all such amounts to which Loop would be entitled as damages or otherwise under law or at equity, and (iii) any other rights or remedies available at law or equity other than termination of the licenses granted under this Agreement.

7.7

Effect of Termination; Survival. From and after the effective date of any termination, the licenses granted to the JV Company under Article 2, Article 3, and Article 4 shall terminate. The other rights and obligations of the Parties under the following Articles and Sections shall survive any expiration or termination of this Agreement, unless otherwise expressly terminated as per the terms governing them: Article 1 (Definitions), Article 3 (Intellectual Property Rights), Article 4 (Trademark License), Article 5 (Loop Services), Article 6 (Confidential Information), Section 7.5 (Survival), Article 8 (Representations, Warranties and Indemnification), Article 9 (General Provisions), and Sections 4.3 (Ownership) and 7.5 (Other Rights).

7.8	Consequences of Termination/Expiration:

Upon termination or expiration of this Agreement, the JV Company shall within sixty (60) Business Days of such termination or expiration:

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(a)	pay all outstanding amounts to Loop till the date of termination/expiry payable under this Agreement.

(b)	cease using the Licensed Subject Matter;

(c)	Erase the Licensed Subject Matter from its internal systems/servers in which it has been stored;

(d)	Maintain in confidence all knowledge of the Licensed Subject Matter and its use as provided hereunder; and

(e)

At the option of Loop, either return to Loop or destroy the Licensed Subject Matter or copies thereof and certify to Loop in writing that such destruction has occurred, save and except as may be required to be retained by the JV Company pursuant to any written directions of regulatory or statutory bodies or written order of the competent courts.

ARTICLE 8

REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

8.1

Mutual Representations and Warranties. Without limiting the representations and warranties of the Parties under the Joint Venture Agreements, each Party hereby represents and warrants to the other Party that:

	(a)	Organization. It is a company/corporation (or limited liability company) duly organized (or formed), validly existing and in good standing under the Laws of its state of organization (or formation);

(b)

Authority; Enforceability. It has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all its requisite entity action; and it has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms; and

(c)

No Conflicts; Consents. Its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate or conflict with its organizational documents or (ii) violate or conflict with any provision of law or governmental order applicable to it; and no consent, approval, waiver or authorization is required to be obtained by it from any Person (including any governmental authority) in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

8.2	Representations and warranties by Loop. Loop hereby represents and warrants to the JV Company the peaceful enjoyment (“la jouissance paisible”) of the Licensed Subject Matter and that:

	(a)	Loop has sufficient rights to license the Licensed Subject Matter and Loop Marks to the JV Company as specified in this Agreement;

	(b)	as of the Effective Date, Loop is not aware of any material unauthorized use, infringement or misappropriation of the Licensed Subject Matter or Loop Marks by a third party;

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	(c)	as of the Effective Date, Loop is not aware of any pending or threatened litigation relating to the Licensed Subject Matter or Loop Marks;

(d)

as of the Effective Date, Loop is not aware of any Intellectual Property Rights or Trademarks of a third party that would be infringed by the JV Company’s use of the Licensed Subject Matter for the JV Purpose or Loop Marks or making or selling Licensed Products;

	(e)	as of the Effective Date, Loop has in its possession all relevant information required to build, operate and market the Licensed Subject Matter;

	(f)	to the knowledge of Loop, neither the Licensed Subject Matter nor any element thereof will infringe or misappropriate the Intellectual Property Rights of any third party;

	(g)	Loop has full right and power to enter into and perform this Agreement without the consent of any third party;

	(h)	Loop will comply with all laws and regulations applicable to it under this Agreement; and

(i)

as of the Effective Date, the Licensed Subject Matter licensed to the JV Company under this Agreement constitutes all Intellectual Property Rights that are necessary or reasonably required by the JV Company to undertake the JV Purpose with respect to one Licensed Facility.

8.3

NO OTHER REPRESENTATIONS OR WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.4

LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, STATUTORY, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEPT FOR (i) SUCH PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR (ii) SUCH PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY FOR ANY CLAIM (AS DEFINED BELOW) SHALL BE LIMITED TO THE TOTAL AMOUNT OF LICENSE FEES EFFECTIVELY PAID TO LOOP BY THE JV COMPANY DURING THE LAST COMPLETED FISCAL YEAR BEFORE THE DATE OF THE EVENT GIVING RISE TO THE CLAIM. THIS CAP ON LIABILITY SHALL NOT APPLY TO INSTANCES OF FRAUD IN RELATION TO CLAIMS.

8.5

JV Company Responsibility. The JV Company acknowledges and agrees that it shall bear full responsibility (and that Loop assumes no liability whatsoever and expressly disclaims all other warranties and conditions, express or implied, including any warranty as to results) and that it shall defend, indemnify and hold harmless Loop and the Loop Parties for any Losses (as defined below) from any and all third party demands, claims, lawsuits, and actions asserted, made, or brought against any Loop Party for:

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(a)

the design and engineering of any Licensed Facilities to the extent it relates to the Balance of Plant, the construction, operation and maintenance of the Licensed Facilities, the integration in the Licensed Facilities of the Loop Technology, in each case other than as expressly provided herein;

(b)

the security, health and safety of the JV Company’s employees or other representatives as it relates to the Licensed Facilities or otherwise and compliance with all applicable Laws with respect thereto;

(c)

the proper environmental procedures, rules, regulations, and policies applicable to the operation of Licensed Facilities and the disposal of waste or hazardous materials produced therein or any other of the JV Company’s production waste and chemicals facilities, and for greater certainty, compliance with all applicable Laws with respect thereto; or

	(d)	the PET or other feedstock used by the JV Company, all products manufactured by the JV Company (including all Licensed Products) or the use of these products by any end user or customer.

Without limiting the generality of the foregoing, the JV Company agrees that any guidance, feedback or know-how provided by Loop to the JV Company with respect to the manipulation, storage and processing of PET or any other feedstock is made without any guarantee of adequacy or compliance with applicable Laws in the jurisdiction where such manipulation, storage or processing occurs.

8.6

Indemnification for Infringement. Loop shall defend the JV Company and Reed and their respective directors, officers, and employees (collectively, the “Indemnitees”) from and against: (i) any documented and demonstrable direct damages and losses, including all reasonable and documented legal fees arising out of any breach of the Representations of Loop set out in Section 8.2 above; and (ii) any and all third party demands, claims, lawsuits, and actions asserted, made, or brought against any Indemnitee by any third party alleging infringement, misappropriation, or other violation of such third party’s Intellectual Property Rights solely by the Licensed Subject Matter (collectively, “Claims”), and Loop will indemnify the Indemnitees from and against all damages, losses, liabilities, obligations, settlements, judgments, costs and expenses, including all reasonable and documented legal fees, to the extent finally awarded by a court of competent jurisdiction to resolve such Claims or agreed to by Loop in settlement of such Claims (collectively, the “Losses”), except that Loop shall have no duty of indemnification for Claims or Losses arising or growing out of any Indemnitee’s gross negligence or willful misconduct.

8.7

Any Claim for indemnity pursuant to Section 8.6 above (“Direct Indemnity Claim”), shall be made by the Indemnitees by notice (“Indemnity Claim Notice”) in writing to Loop as promptly as practicable and in any event within twenty (20) Business Days of the Indemnitees becoming aware of the occurrence of any such Claim for indemnity pursuant to Section 8.5 above, which shall set out in reasonable detail, (a) the amount of Losses claimed along with the specific provision of the Agreement pursuant to which the Losses are being claimed, and (b) brief summary of the facts underlying or related to such Claim and a statement that the Indemnitees seeks indemnification for Losses relating to such Claim along with documentary support to substantiate the Claim and ensure that Loop has been given all reasonable information as available with the Indemnitees, to investigate and defend such Claim. It is clarified that the delivery of an Indemnity Claim Notice shall not preclude the Indemnitees from raising additional Claims if after delivering the Indemnity Claim Notice there is any increase in the extent of Losses actually incurred than what was stated in the Indemnity Claim Notice.

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8.8

Within thirty (30) Business Days of receipt of the Indemnity Claim Notice of such Direct Indemnity Claim or any such time as mutually agreed between the Parties, Loop may, (a) accept the Direct Indemnity Claim raised by the Indemnitees, or (b) issue a written notice to the Indemnitees stating that it is disputing the Direct Indemnity Claim raised by the Indemnitees and denying the liability to indemnify the Indemnitees for the Loss alleged to have been suffered by the Indemnitees, along with a summary of the basis for such objection (“Indemnity Dispute Notice”). It is hereby agreed that if Loop does not issue the Indemnity Dispute Notice within the aforesaid period, then, the Loop shall be deemed to have accepted the Direct Indemnity Claim raised by the relevant Indemnitee(s).

8.9

If the indemnifying Parties issue an Indemnity Dispute Notice, the indemnifying Parties and the indemnified Party shall, within twenty (20) Business Days from the date of Indemnity Dispute Notice, attempt in good faith to resolve the dispute in terms of Section 9.13 (Exclusive jurisdiction). If the Parties succeed in reaching an agreement on the dispute, the relevant Parties shall promptly prepare and sign a memorandum setting out such agreement.

8.10

Claims for indemnity for Loss specified in any indemnity Claim (a) which Loop accepts; and/ or (b) for which Loop issues the Indemnity Dispute Notice and which is determined per Section 9.13 (Exclusive jurisdiction) (Disputes) are referred to, collectively, as “Agreed Claims”.

8.11	Within twenty (20) Business Days of any amounts being accepted or determined as Agreed Claims in accordance with the foregoing, Loop shall pay to the Indemnitees an amount equal to the Agreed Claims.

8.12

If any claim or proceeding made against the Indemnitees, covered by the indemnity set forth in this Section 8 is at the behest of a third party (“Third Party Claim”), it shall be dealt with in the manner set out hereinafter:

(a)

The Indemnitees shall notify Loop of the Third Party Claim in writing as soon as reasonably practicable. Such notice must specify the facts giving rise to the claim as understood by Indemnitees and specify the amount of the claim, if known. It is hereby agreed by Loop that any failure or delay by the Indemnitees to notify Loop as aforesaid shall not prejudice the indemnification rights and/or remedies available to the Indemnitees;

(b)

Within twenty (20) Business Days of receipt of notice of the Third Party Claim from the Indemnitees, Loop shall have the right, but not the obligation, to (i) conduct and control any proceedings or negotiations, (ii) take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any such claim in the name of and on behalf of the Indemnitees; (iii) enter into any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim and/or make any payments pursuant thereto, in its sole discretion (provided the settlement does not require any payment or admission of liability of the Indemnitees, and includes a complete release of the Indemnitees with respect to the claim), and (iv) employ and pay counsel to contest any such claim or liability. If Loop assumes such control, the Indemnitees shall have the right to (i) participate in the negotiation, settlement or defense of such Third Party Claims at its own expense; and (ii) respond to notices from any governmental authority within the timelines indicated in such notices;

(c)

If Loop fail to assume the defense of any such Third Party Claim, the Indemnitees shall have the right but not the obligation to defend against such claim at Loop’s expense (including attorney’s fee), and Loop shall cooperate with the Indemnitees in defending such Third Party Claim. In such case, Loop shall be bound by the results obtained by the Indemnitees with respect to such Third Party Claim including pursuant to the entry of any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim in the Indemnitees sole discretion.

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ARTICLE 9

GENERAL PROVISIONS

9.1

Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement or done pursuant to this Agreement shall constitute either Party as the agent of the other Party for any purpose or in any sense whatsoever or constitute the Parties as partners or joint venturers.

9.2

Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

9.3

Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered by prepaid air express or registered airmail, postage prepaid or by telefax, if confirmed or acknowledged, to the following:

If to Loop:

Loop Industries, Inc.

480 rue Fernand-Poitras

Terrebonne, Québec J6Y 1Y4

Canada

Email: [*]

Attention: Daniel Solomita

With a copy to:

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal (Québec) H3B 1R1, Canada

Email: vincent.filiatrault@nortonrosefulbright.com

Attention: Vincent Filiatrault

If to the JV Company:

Infinite Loop Europe SAS, in the course of being incorporated

Represented by Reed Circular Ecconomy, acting exclusively in the name and on behalf of Infinite Loop Europe SAS during its incorporation process

15 rue Soufflot

75005 Paris, France

Attention: Mr. Julien Touati and Mr. Joni Fontoura

Emails: [*]; [*]

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With a copy to:

Testu, Hill, Henry-Gaboriau & Associés – STH2

13, rue Royale

75008 Paris, France

Email: hill@sth2.law

Attention: Sidonie Hill

If to Reed:

Reed Management SAS

15 rue Soufflot

75005 Paris, France

Attention: Mr. Julien Touati and Mr. Joni Fontoura

Emails: [*]; [*]

With a copy to:

Testu, Hill, Henry-Gaboriau & Associés – STH2

13, rue Royale

75008 Paris, France

Email: hill@sth2.law

Attention: Sidonie Hill

Each Party may change its address set forth above by written notice to the other.

9.4

Waiver. Any failure by either Party to enforce at any time any terms and conditions of this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce such terms and conditions or any other terms and conditions of this Agreement.

9.5

Specific waivers. Each of the Parties hereto expressly and irrevocably waives the following provisions of the French civil code which shall not be applicable to this Agreement (nor to any agreement or document entered into by all or some of the Parties hereto in connection with this Agreement): (i) articles 1186 and 1187 of the French civil code (regarding the right to claim that a contract has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever), (ii) article 1195 of the French civil code (regarding the occurrence of unforeseen circumstances referred to in such article and each Party hereto agrees to assume any risk which may arise from any of such unforeseeable circumstances), (iii) article 1223 of the French civil code (regarding the right for a creditor to accept a partial performance of a contract and claim a corresponding reduction of the price), (iv) article 1226 of the French civil code (regarding the right for a creditor to terminate a contract at its own risks), and (v) article 1218 of the French civil code (regarding the debtor's right to suspend the performance of or to terminate a contract in case of a force majeure event), and accordingly no termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French civil code.

9.6

Severability. Should any clause, sentence, section, article or paragraph of this Agreement judicially be declared to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement.

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9.7

Specific Performance. Each Party acknowledges and agrees that any specific performance action (execution forcée en nature) in respect of this Agreement will constitute a balanced course of action falling outside the "manifest disproportion" exclusion contained in Article 1221 of the French civil code.

9.8

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns, but no Party may assign this Agreement, in whole or in part, without the prior written consent of the other Parties, except to a Person, who is not a Restricted Person, into which it has merged or who has otherwise succeeded to all or substantially all of the business and assets of the assignor, and who has assumed in writing or by operation of law its obligations under this Agreement.

9.9

No third-party beneficiary. The Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, may rely on the provisions of this Agreement in any proceeding.

9.10

Entire Agreement. This Agreement (including its Exhibits) sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all previous negotiations, agreements and writings in respect thereto, and shall not be extended, supplemented or amended in any manner, except by an instrument in writing duly executed by authorized officers or representatives of both Parties.

9.11

Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of France, and all disputes arising out of this Agreement shall be dealt with in accordance with Section 9.13 below.

9.12

Exclusive jurisdiction. The Tribunal de commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. The Parties agree that the French courts are the most appropriate and convenient courts to settle disputes arising out of or in connection with this Agreement and accordingly no Party will argue to the contrary.

9.13

Conclusion of this Agreement by Infinite Loop Europe SAS prior to its incorporation. The Parties acknowledge that Infinite Loop Europe SAS is currently being incorporated with the Trade and Companies Registry of Paris and Reed is entering into this Agreement in the name and on behalf of Infinite Loop Europe SAS during its incorporation process.

9.14

Electronic signature. In accordance with articles 1366 and 1367 of the French civil code, this Agreement shall be signed electronically. The Parties acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by its signatories. Furthermore, in accordance with the provisions of article 1375 of the French civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each. The delivery of an electronic copy of this Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the Effective Date, by their duly authorized officers or representatives.

REED CIRCULAR ECONOMY /s/ Julien Touati____________________ Per: Julien Touati Title: President

REED CIRCULAR ECONOMY ACTING EXCLUSIVELY IN THE NAME AND ON BEHALF OF INFINITE LOOP EUROPE SAS, IN THE PROCESS OF BEING INCORPORATED

/s/ Julien Touati ____________________

Per: Julien Touati

Title: Authorized agent

LOOP INDUSTRIES, INC. /s/ Daniel Solomita _________________ Per: Daniel Solomita Title: Chief Executive Officer and President

EXHIBIT A

LOOP MARKS

EXHIBIT B

LIST OF PATENTS FORMING PART OF THE LICENSE SUBJECT MATTER

EXHIBIT C

SUBLICENSE AGREEMENT GENERAL TERMS

EXHIBIT D

LOOP SERVICES

EXHIBIT E

RESTRICTED PERSON